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                                 EXHIBIT 10.31
                        FIRST AMENDMENT TO THE AMENDED
                      AND RESTATED GROUND LEASE AGREEMENT
                            AND CONSENT AND WAIVER

This First Amendment to the Amended and Restated Ground Lease Agreement and Consent and Waiver (the "Amendment") is made effective as of the 25th day of August, 1997, (the Effective Date") by and between Primm South Real Estate Company, a Nevada corporation ("Landlord") and The Primadonna Corporation, a Nevada corporation ("Tenant").

RECITALS

A. Landlord and Tenant entered into an Amended and Restated Ground Lease Agreement effective as of July 1, 1993 ("Lease"). All capitalized terms not otherwise defined in this Amendment shall have the meanings as set forth in the Lease.

B. Landlord has caused the filing and recordation of that certain parcel map with the County Recorder's Office of Clark County, Nevada on April 23, 1997 in the Parcel Maps Official Records Book No. 970423 as Map No. 01700, File No. 088, at Page 0077 (the "Parcel Map") which created four (4) separate legal parcels, designated as Parcel 1, Parcel 2, Parcel 3, and Parcel 4.

C. Tenant desires to enlarge the leasehold parcel denoted as the "Primadonna Parcel" in the Lease from 32.85 acres to 37.8 acres, and additional 4.95 acres (the "Additional Acreage"). The enlarged Primadonna Parcel shall constitute Parcel 1 of the Parcel Map, excepting therefrom the Fast Food Parcel.

D. Tenant desires to decrease the leasehold parcel denoted as the "R.V. Park Parcel" in the Lease and designated as the "RV Park Parcel" in Exhibit "A" to the Lease from 27.49 acres to 24.63 acres, a net decrease of 2.86 acres (the "Decreased Acreage"). The revised RV Park Parcel shall constitute Parcel 2 of the Parcel Map.

E. Subject to the Exclusivity Covenant under Subsection 5.2 of the Lease, the Easements and the right of first refusal granted to Tenant under Section 21.1 of the Lease, Landlord intends to transfer or has transferred all or a portion of the real property it presently owns in Clark County, Nevada, which lies east of Interstate 15 and which is presently undeveloped and which is part of the real property described in Exhibit "F" to the Lease and designated therein as the "Landlord's Clark County Property" to Primm 650 Limited Partnership, a Nevada limited partnership ("Primm 650") and/or another entity or entities controlled by, or under common control with, Landlord in order to facilitate the development of the Landlord's Clark County Property, including, but not limited to, the development of a thematic entertainment retail shopping outlet complex to be known as the "Fashion Outlet of Las Vegas" (the "Mall") to be constructed in one or two phases on a portion of Parcel 3 of the Parcel Map immediately adjacent to the Primadonna Parcel (the "Mall Parcel"). Primm 650 and Fashion Outlet of Las Vegas Associates, a Nevada general partnership (the "Mall Tenant") have entered into a ground lease dated February 26, 1997 (the "Mall lease") whereby Primm 650 has agreed to lease the Mall Parcel to the Mall Tenant.

F. Landlord and Tenant desire to amend the Lease to set forth the revisions contemplated by these Recital and to consent to or waive certain of the rights and obligations under the Lease as set forth herein.

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AGREEMENT

NOW THEREFORE, based upon the foregoing Recitals which by reference thereto are incorporated herein, Landlord and Tenant hereby agree as follows:

1. The legal description of the Property contained in Subsection 1.2 of the Lease is hereby amended by: (a) the substitution of the legal description set forth in Exhibit "A" attached hereto which shall hereafter be referred to as the "Primm Valley Resort and Casino Parcel" in replacement for the legal description of the Primadonna Parcel set forth in and as a part of Exhibit "A" of the Lease and designated herein as the "Primadonna Hotel and Casino Parcel" and, (b) the substitution of the legal description set forth in Exhibit "A" attached hereto which shall hereafter be referred to as the "RV Park Parcel" in replacement for the legal description of the RV Park Parcel set forth in and as a part of Exhibit "A" of the Lease and designated therein as the "RV Park Parcel".

2. Rent for the Additional Acreage shall be calculated at $36,832.00 per acre per year or fraction thereof and shall be adjusted under Subsection 4.3 of the Lease as if such Additional Acreage had been part of the Property from the Effective Date through the Additional Base Rent Commencement Date as hereinafter defined ("Additional Base Rent"). Additional Base Rent shall commence upon the earlier to occur of (i) the date Tenant uses all or any portion of the improvements to be constructed on the Additional Acreage, (ii) when the Mall Tenant opens to the general public the Mall to be constructed on the Mall Parcel, and (iii) August 1, 1999 ("Additional Base Rent Commencement Date"). Until the Additional Base Rent Commencement Date, Tenant shall continue to pay the then applicable monthly Base Rent under Section 4 of the Lease (without any adjustment for the Additional Acreage or the Decreased Acreage). As of the Additional Base Rent Commencement Date, the then Base Rent under the Lease shall be increased by the Additional Base Rent and decreased by that portion of the Base Rent attributable to the Decreased Acreage and thereafter as set forth in Subsection 4.3 and 4.4 of the Lease. If the Additional Base Rent Commencement Date occurs on a day other than the last day of a month, then the Base Rent as thereby adjusted shall be prorated based upon the number of actual days remaining in such month.

3. Landlord and Tenant hereby acknowledge that Landlord has conveyed title to Parcel 3 of the Parcel Map to Primm 650. Tenant hereby waives its right of first refusal under Section 21 of the Lease and consents to Landlord's conveyance of title to parcel 3 of the Parcel map to Primm 650, subject to the Exclusivity Covenant under Subsection 5.2 of the Lease and the Easements and, provided further, that Tenant's right of first refusal granted under Section
21.1 of the Lease shall continue to be applicable to Primm 650 and all or any portion of the landlord's Clark County Property it acquires from Landlord. Tenant hereby consents to the mall Lease entered into between Primm 650 and the Mall Tenant and waives its right of first refusal under Section 21 of the Lease as to the Mall Parcel and the Mall Lease.

4. Landlord, Tenant, Primm 650 and Mall Tenant have entered into, or intend to enter into, a "Lease of Water Rights and Wastewater Capacity" (the "Water Lease") whereby Tenant, pursuant to and in partial satisfaction of Subsection 13.2(b) of the Lease, at the request of Primm South and Primm 650 for the benefit of Primm 650 and its Mall Tenant has or will agree to lease a maximum of 90 acre feet of extractive water rights for the first phase of the Mall and a maximum of 67.5 acre feet of extractive water rights for the second phase of


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the mall, together with the use of Tenant's Water and Sewer Rights and
Facilities. Landlord and Tenant agree that by landlord's execution of the Water Lease, Landlord consents to such lease by Tenant to the mall Tenant and Landlord waives its right of first refusal under Subsection 13.2(c) of the Lease as to, and only as to, those water rights and the Water and Sewer Rights and Facilities which are the subject of the Water Lease.

5. Subsection 13.5 of the Lease is hereby amended by deleting Subsection 13.5 in its entirety and by adding a new Subsection 13.5 which shall read a follows:

     13.5 Assignability of Landlord's Rights. Subject to the provisions of
          Section 13.2(b), Landlord shall have the right to assign all or any portion of Landlord's rights set forth in this Section 13 to any entity which is directly or indirectly controlled by or is under common control with Landlord and which owns or leases all or any portion of the Property and/or Landlord's Clark County Property. For purposes of this Section 13, the terms "controlled by" or "is under the common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, acting as general partner as a manager, or by contract or otherwise.

6. Landlord and Tenant agree to execute, acknowledge and record an Amendment of Memorandum of Ground Lease in the form and content attached hereto as Exhibit "B".

7. Tenant's leasehold estate under the Lease is presently encumbered by that certain Leasehold, Fee and Water Rights Deed of Trust, Fixture Filing and Security Agreement with Assignment of Rents dated as of June 5, 1997 and recorded on June 5, 1997, in Book 970605, as Document No. 1951, Clark County, Nevada, Official records (the "Leasehold Mortgage"), executed by The Primadonna Corporation, a Nevada corporation, as trustor and debtor, to United Title of Nevada, Inc., a Nevada corporation, as trustee, to and for the benefit of Wells Fargo Bank, National Association, in its capacity as Agent Bank on behalf of the Lenders, Swingline lender and L/C Issuer, all of which are defined and described in that certain Credit Agreement dated as of June 5, 1997, executed by and among Primadonna Resorts, Inc., a Nevada Corporation, and Tenant, as the borrowers, and the Agent Bank, Lenders, Co-Agents, Lead managers, Swingline Lender and L/C Issuer therein described (collectively the "Banks"), as a beneficiary and secured party (in such capacity the ("Agent Beneficiary"). This Amendment shall not be effective until Tenant obtains from the Agent Beneficiary a written consent to the Amendment.

8. All exhibits referred to herein and attached to this Amendment are incorporated herein by reference.

9. Section 23 of the Lease is hereby amended by deleting the address of Landlord as it appears therein and adding a new address for Landlord which is as follows:
     Landlord:           Primm South Real Estate Company
                         c/o Janet Primm Rosa, President
                         5300 Butterworth Road
                         Mercer island, Washington 98040




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with copy to:            Marilyn L. Skender, Esq.
                         Hale, Lane, Peek, Dennison,
                            Howard, Anderson and Pearl
                         100 West Liberty Street
                         Tenth Floor
                         Reno, Nevada 89501

10. The Lease, as amended by this Amendment, shall remain in full force and effect.

11. This Amendment may be executed in counterparts, all of which executed counterparts shall together constitute a single document. Signature pages may be detached from the counterparts and attached to a single copy of this document to physically form one document.

IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment to the Amended and Restated Ground Lease and Consent and Waiver as of the day and year first written above.

LANDLORD:                                  PRIMM SOUTH REAL ESTATE COMPANY
                                           a Nevada corporation


                                           By: /s/ Douglas C. Clemetson
                                              _________________________
                                              Douglas C. Clemetson,
                                              Vice President

TENANT:                                    THE PRIMADONNA CORPORATION,
                                           a Nevada corporation

                                           By: /s/ Gary E. Primm
                                              _________________________
                                              Gary E. Primm,
                                              President























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